Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 23, 2013

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015

Re:                             CF Industries, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CF Industries Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company and CF Industries, Inc., a Delaware corporation (“CFI” and, collectively with the Company, the “Opinion Parties,” and each of the Opinion Parties an “Opinion Party”), of (i) $750,000,000 aggregate principal amount of CFI’s 3.450% Senior Notes due 2023 (the “2023 Notes”) to be issued pursuant to an indenture, dated as of May 23, 2013 (the “Base Indenture”), among CFI, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated May 23, 2013 (the “First Supplemental Indenture,” and the Base Indenture, as so supplemented, the “2023 Notes Indenture”), among CFI, the Company and the Trustee, (ii) $750,000,000 aggregate principal amount of CFI’s 4.950% Senior Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”) to be issued under the Base Indenture, as supplemented by the Second Supplemental Indenture, dated May 23, 2013 (the “Second Supplemental Indenture,” and the Base Indenture, as so supplemented, the “2043 Notes Indenture”), among CFI, the Company and the Trustee, and (iii) the Guarantees (as defined below and, together with the Notes, the “Securities”). On May 20, 2013, the Company and CFI entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company and CFI to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)                                 the registration statement on Form S-3 (File Nos. 333-188068 and 333-188068-01) of the Opinion Parties relating to the Securities and other securities of

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May 23, 2013

the Opinion Parties filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2013 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, including the Incorporated Documents (as defined below), being hereinafter referred to as the “Registration Statement”);

(b)                                 the prospectus, dated April 22, 2013 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)                                  the prospectus supplement, dated May 20, 2013, relating to the offering of the Securities, in the form filed by the Opinion Parties pursuant to Rule 424(b) of the Rules and Regulations;

(d)                                 the term sheet containing the final terms of the Securities dated May 20, 2013, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)                                  an executed copy of the Underwriting Agreement;

(f)                                   the global certificates evidencing the 2023 Notes (the “2023 Notes Certificates”) and the 2043 Notes (the “2043 Notes Certificates” and, together with the 2023 Notes Certificates, the “Notes Certificates”) in the form delivered by CFI to the Trustee for authentication and delivery;

(g)                                  executed copies of each of the Base Indenture, the First Supplemental Indenture, including Article 10 thereof containing the guaranty obligations of the Company with respect to the 2023 Notes (the “2023 Notes Guarantee”), and the Second Supplemental Indenture, including Article 10 thereof containing the guaranty obligations of the Company with respect to the 2043 Notes (together with the 2023 Notes Guarantee, the “Guarantees”);

(h)                                 an executed copy of a certificate for each Opinion Party of Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of each Opinion Party, dated the date hereof (the “Secretary’s Certificate”);

(i)                                     copies of CFI’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Certificate of Incorporation, as amended, each certified by the Secretary of State of the State of Delaware as of May 17, 2013, and certified pursuant to the Secretary’s Certificate;

(j)                                    copies of CFI’s By-laws, as amended and in effect as of the date hereof, and the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

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May 23, 2013

(k)                                 copies of certain resolutions of the Board of Directors of CFI, adopted on April 2, 2013 and May 20, 2013, certain resolutions of the Board of Directors of the Company, adopted on March 14, 2013, and certain resolutions of the Pricing Committee of the Board of Directors of the Company, adopted on May 20, 2013, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

The Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Notes Certificates are referred to herein collectively as the “Transaction Agreements.”

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.                                      The Notes Certificates have been duly authorized by all requisite corporate action on the part of CFI and duly executed by CFI under the DGCL, and (i) when duly authenticated by the Trustee and issued and delivered by CFI against payment therefor in accordance with the terms of the Underwriting Agreement and the 2023 Notes Indenture, the 2023 Notes Certificates will constitute valid and binding obligations of CFI, entitled to the benefits of the 2023 Notes Indenture and enforceable against CFI in accordance with their terms under the laws of the State of New York, and (ii) when duly authenticated by the Trustee and issued and delivered by CFI against

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payment therefor in accordance with the terms of the Underwriting Agreement and the 2043 Notes Indenture, the 2043 Notes Certificates will constitute valid and binding obligations of CFI, entitled to the benefits of the 2043 Notes Indenture and enforceable against CFI in accordance with their terms under the laws of the State of New York.

2.                                      The Guarantees have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Notes Certificates are issued and delivered by CFI against payment therefor in accordance with the terms of the Underwriting Agreement, the 2023 Notes Indenture and the 2043 Notes Indenture, the Guarantees will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)                                 the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)                                 except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Agreements;

(c)                                  we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d)                                 except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(e)                                  we have assumed that the Trustee’s certificates of authentication of the Notes Certificates will have been manually signed by one of the Trustee’s authorized officers and that the Notes Certificates conform to the specimens thereof examined by us;

(f)                                   we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

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(g)                                  to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality; and

(h)                                 we do not express any opinion with respect to the enforceability of Section 10.01 of the First Supplemental Indenture or Section 10.01 of the Second Supplemental Indenture to the extent that such sections provide that the obligations of the Parent are absolute and unconditional irrespective of the validity, regularity, enforceability or genuineness of the 2023 Notes or the First Supplemental Indenture or the 2043 Notes or the Second Supplemental Indenture, as applicable, or the effect thereof on the opinions herein stated.

In addition, in rendering the foregoing opinions we have assumed that neither the execution and delivery by each Opinion Party of the Transaction Agreements to which such Opinion Party is a party nor the consummation by such Opinion Party of the transactions contemplated thereby, including the issuance and sale of the Securities: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which any Opinion Party or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which any Opinion Party or its property is subject, (iii) violates or will violate any law, rule or regulation to which any Opinion Party or its property is subject or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP